EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
January 3, 2008

Investor Contact:	Crystal C. Bell, Investor Relations Specialist Phone: (214) 721-9407 Chris.Bell@CrosstexEnergy.com

Media Contact:	Jill McMillan, Manager of Public & Industry Affairs Phone: (214) 721-9271 Jill.McMillan@CrosstexEnergy.com
CROSSTEX ENERGY APPOINTS LELDON E. ECHOLS TO BOARD OF DIRECTORS
Board Member Frank M. Burke Jr. Retires
DALLAS, January 3, 2008 — Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy Inc. (NASDAQ:XTXI) (the Corporation) announced today that Leldon (Lel) E. Echols will join the Board of Directors of Crosstex Energy GP, LLC (the general partner of Crosstex Energy GP, L.P., the general partner of the Partnership) and the Board of Directors of the Corporation to fill the vacancies created by Frank M. Burke Jr., who announced his retirement in 2007.
Burke began his board service with the Crosstex companies in 2003 and has served as chairman of the Audit Committees of both companies. A noted author on energy taxation and financial reporting for energy companies, he led the companies’ development of financial reporting and audit practices during times of significant growth and change.
“I am honored to have had the opportunity to work with Frank,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “His leadership, integrity and contributions helped establish our strong foundation for growth. Frank has been a tremendous asset – and truly sets the right ‘tone at the top’ that is essential for young companies like Crosstex. We will miss Frank and what he brought to our boards.
“However, we are excited about Lel Echols joining our organization. We welcome his accounting, audit and management expertise and counsel as we continue our rapid growth. I am confident Lel will make a valuable contribution to the implementation of our business strategy and our continued success,” Davis added.
Echols brings 30 years of financial and business experience to Crosstex. After 20 years with accounting and consulting firm Arthur Andersen LLP, which included serving as managing partner of the firm’s audit and business advisory practice in North Texas, Colorado and Oklahoma, Echols spent
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Crosstex Energy Appoints Leldon E. Echols to Board of Directors

six years with Centex Corporation as executive vice president and chief financial officer. He retired from Centex Corporation in June 2006. Since then, he has continued to serve on company boards, managed private investments, and pursued public service and charitable endeavors. Echols is a member of the boards of directors of another publicly traded company, Trinity Industries, Inc. (NYSE:TRN), and two private companies, Roofing Supply Group Holdings, Inc. and Colemont Corporation. He also served on the board of TXU Corp. (NYSE:TXU) where he chaired the Audit Committee and was a member of the Strategic Transactions Committee until the closing of the recently completed private equity buyout of TXU.
Echols is active in the Dallas community. He is a board member of the Dallas area chapter of the American Red Cross, United Way of Metropolitan Dallas, Circle Ten Council of the Boy Scouts of America and Baylor Health Care System Foundation. He earned a bachelor of science degree in accounting from Arkansas State University and is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 13 processing plants, four fractionators, and approximately 200 natural gas amine-treating plants and dew point control plants. Crosstex currently provides services for over 3.5 Bcf/day of natural gas, or approximately 7.0 percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 38 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
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